PROSPECTUS SUPPLEMENT NO. 35, DATED OCTOBER 26, 1995               PURSUANT TO
----------------------------------------------------            RULE 424(B)(3)
(TO PROSPECTUS DATED OCTOBER 3, 1994)                      REG. NO. 33-54561

                              800,000 DEPOSITARY SHARES,
             4,000 SHARES OF $450 CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                        AND
                          17,777,777 SHARES OF COMMON STOCK

                             AMERICAN EXPLORATION COMPANY

   The following beneficial owner of Depositary Shares has requested the Company to file a Prospectus Supplement identifying it as a Selling Securityholder. The information concerning such Selling Securityholder has been provided by such Selling Securityholder.

                                    NO. OF      NO. OF DEPOSITARY     % OF OUTSTANDING      % OF OUTSTANDING
   SELLING                        DEPOSITARY          SHARES          DEPOSITARY SHARES     DEPOSITARY SHARES
SECURITYHOLDER                   SHARES OWNED    THAT MAY BE SOLD         BEFORE SALE           AFTER SALE
--------------                   ------------    ----------------     -----------------     -----------------
Green & Haft Trustees
FBO Richard Haft
Ganz Capital Management, Inc.
Concorde Centre 1
2875 N.E. 191st Street
Penthouse 1
North Miami Beach, FL 33180         3,500            3,400                  0.44%                 .01%
                                    -----            -----                  -----                 ----

   Total                            3,500            3,400                  0.44%                 .01%
                                    =====            =====                  =====                 ====

   Additional Selling Securityholders or other information concerning the Selling Securityholder listed above may be set forth in subsequent Prospectus Supplements from time to time. As a result of such additional Prospectus Supplements, the total amount of Depositary Shares offered for the account of Selling Securityholders may increase further, up to a maximum of 800,000 Depositary Shares.